UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2015 (August 28, 2015)

Arch Coal, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13105	43-0921172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CityPlace One
One CityPlace Drive, Suite 300
St. Louis, Missouri 63141

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (314) 994-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On July 1, 2015, Arch entered into an agreement (the “Support Agreement”) with holders of approximately 56.9% in aggregate principal amount of the 2020 Notes.  The Support Agreement was previously scheduled to terminate if the 2020 Exchange Offer was terminated, or not consummated, within 60 calendar days after the date of the Support Agreement, unless extended by the parties.  On August 28, 2015, the parties to the Support Agreement agreed to an extension of such agreement until September 23, 2015.   All other terms and conditions of the Support Agreement remain unchanged and in full force and effect.

Arch Coal has no material relationship with any of the holders party to the Support Agreement.

Item 8.01              Other Events.

Arch today announced the extension of its (i) pending private offer to exchange (the “2020 Exchange Offer”) new 6.25% Trust Certificates due 2021 (the “Trust Certificates”) and a cash payment for any and all of its outstanding 7.25% Senior Notes due 2020 (the “2020 Notes”) and (ii) pending concurrent private offer to exchange (the “Concurrent Exchange Offer” and, together with the 2020 Exchange Offer, the “Exchange Offers”) Trust Certificates, 8.00% Senior Secured Notes due 2022 (the “New 2022 Secured Notes”) and 12.00% Senior Secured Second Lien Notes due 2023 (the “New 2023 Secured Notes”) for its outstanding 7.000% Senior Notes due 2019 (“Old 7.000% 2019 Notes”), 9.875% Senior Notes due 2019 (“Old 9.875% 2019 Notes”) and 7.250% Senior Notes due 2021 (“Old 7.250% 2021 Notes” and, together with the Old 7.000% 2019 Notes and the Old 9.875% 2019 Notes, the “Old Notes”).

The 2020 Exchange Offer, previously set to expire at 12:00 midnight, New York City time, on August 28, 2015, has been extended and is now set to expire at 12:00 midnight, New York City time, on September 23, 2015.  The Concurrent Exchange Offer, previously set to expire at 12:00 midnight, New York City time, on August 28, 2015, has been extended and is now set to expire at 12:00 midnight, New York City time, on September 23, 2015.  Additionally, the Early Tender Time for the Concurrent Exchange Offer, previously set to expire at 12:00 midnight, New York City time, on August 28, 2015, has been extended and is now set to expire at 12:00 midnight, New York City time, on September 23, 2015.  The Withdrawal Deadline for the Exchange Offers has passed, so 2020 Notes tendered in the 2020 Exchange Offer and Old Notes tendered in the Concurrent Exchange Offer may no longer be withdrawn.

As previously disclosed, Arch has made alternative arrangements on similar economic terms for holders of the 2020 Notes not eligible to participate in the 2020 Exchange Offer (the “Ineligible Holders Offer”).  The Ineligible Holders Offer, previously set to expire at 12:00 midnight, New York City time, on August 28, 2015, has also been extended and is now set to expire at 12:00 midnight, New York City time, on September 23, 2015.

As previously announced, on July 28, 2015, certain unidentified term loan lenders under Arch’s Amended and Restated Credit Agreement dated as of June 14, 2011 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) purporting to hold more than 50% of the term loans under the Credit Agreement delivered a letter (the “Direction Letter”) to the administrative agent in respect of the term loan facility under the Credit Agreement (the “Term Loan Administrative Agent”) directing the Term Loan Administrative Agent to refrain from executing any documentation relating to the Exchange Offers.  No approval by or consent of the existing term loan lenders is required in connection with the Exchange Offers.  However following receipt of the Direction Letter, the Term Loan Administrative Agent tendered its resignation under the Credit Agreement, effective upon the earliest date allowed under the Credit Agreement.  The Term Loan lenders have appointed a new Term Loan Administrative Agent, but we have received no assurances that the new agent will be prepared to execute the required documents for the Exchange Offers absent direction from the lenders.  As such, Arch can provide no assurances as to when, or if, any or all of the Exchange Offers may be consummated.

The Exchange Offers are being made, and the Trust Certificates, the New 2022 Secured Notes and the New 2023 Secured Notes are being offered and issued, solely to holders of 2020 Notes or Old Notes, as applicable, who are both “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and “qualified purchasers” as defined in Section 2(a)(51) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), in private placements in reliance upon an exemption from the registration requirements of the Securities Act.  The Trust Certificates, the New 2022 Secured Notes and the New 2023 Secured Notes have not and will not be registered under the Securities Act and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.  Additionally, Arch Pass Through Trust (issuer of the Trust Certificates) has not been and will not be registered as an investment company under the Investment Company Act, in reliance on the exemption set forth in Section 3(c)(7) thereof.

A copy of the press release described above is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(d)

Exhibits

The following exhibits are attached hereto and filed herewith

Exhibit No.	Description
99.1	Press release dated August 31, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arch Coal, Inc.
Date: August 31, 2015
	By:	/s/ Robert G. Jones
		Name:	Robert G. Jones
		Title:	Senior Vice President — Law, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
99.1	Press release dated August 31, 2015.